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                                                                    EXHIBIT 99.3

                             NOTICE TO PARTICIPANTS
                                     IN THE
                             LOCKHEED HOURLY ESOPS




Dear ESOP Participant:

         The enclosed Joint Proxy Statement/Prospectus has been prepared by Lockheed Corporation ("Lockheed") and Martin Marietta Corporation ("Martin Marietta") in connection with the solicitation of proxies for the Special Meeting of Stockholders of Lockheed to be held on March 15, 1995.

         At the Special Meeting, the stockholders of Lockheed will be asked to approve the combination of the businesses of Lockheed and Martin Marietta and certain matters related to this combination. As a participant in the Lockheed Hourly Employee Savings Plan Plus or the Lockheed Space Operations Company Hourly Employee Investment Plan Plus (the "ESOPs"), you may instruct the Trustee on voting the shares of Lockheed common stock allocated to your ESOP account. If the combination is approved, Lockheed and Martin Marietta will become subsidiaries of a new holding company named Lockheed Martin Corporation ("Lockheed Martin"), and the Lockheed common stock held by the ESOPs will be converted into Lockheed Martin common stock.

         The proposed combination of Lockheed and Martin Marietta is described in the enclosed Joint Proxy Statement/Prospectus. You should carefully read this material and the following explanation of the voting pass-through rules of the ESOPs and how to complete and return your voting instruction form.


              TO BE COUNTED, VOTING INSTRUCTIONS MUST BE RECEIVED
                 BY THE TRUSTEE NO LATER THAN 5:00 P.M. PACIFIC
                       STANDARD TIME ON MARCH 13, 1995.


                          THE TRUSTEE'S RECOMMENDATION

         The Trustee has consulted with its financial advisor and has independently evaluated the proposed combination of Lockheed and Martin Marietta. The Trustee believes that the proposed combination is beneficial to all shareholders of Lockheed, including the ESOPs, and therefore recommends a vote "FOR" the proposal to approve the combination and "FOR" the proposals to approve the adoption of an omnibus performance award plan and a directors deferred stock plan for Lockheed Martin. However, you are not obligated to follow the Trustee's recommendation, and you should feel free to instruct the Trustee to vote in the manner that you think best.
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                  HOW TO COMPLETE YOUR VOTING INSTRUCTION FORM

         The ESOPs hold shares of Lockheed common stock which have been allocated to individual participants' accounts. This section explains how you may give voting instructions to the Trustee with respect to shares of common stock allocated to your account.

         Enclosed is a blue instruction form to be used for giving voting instructions to the Trustee. The recommendations of the Lockheed Board of Directors with respect to matters to be voted upon at the Special Meeting of Stockholders are printed on this form. If you want to follow the Board's recommendations on all matters, you can do so by signing, dating and returning the form in the enclosed postage-paid envelope without checking any of the boxes on the form.

Your Role as a Named Fiduciary

         Only the Trustee can vote the shares held by the ESOPs. However, under the terms of each ESOP, each participant is designated as a "Named Fiduciary" for voting purposes, and thus you are entitled to instruct the Trustee how to vote all shares allocated to your account. By signing, dating, and returning the voting instruction form, you are accepting your designation under the ESOP as a "Named Fiduciary," and you should therefore exercise your voting rights prudently and in the interest of all ESOP participants.

         You may instruct the Trustee to vote for or against any particular matter or to abstain from voting on that matter. If you sign and return a voting instruction form but do not check any boxes on the form, the Trustee will vote the shares in accordance with the Board's recommendations on the voting instruction form.

         You should sign, date and return a voting instruction form only if you wish to act as "Named Fiduciary" for the shares allocated to your account. The ESOPs provide that if you do not give any voting instructions with respect to shares allocated to your account, your shares will not be voted. However, in order for the Trustee to satisfy its fiduciary obligations under the law, the Trustee will vote all shares for which ESOP participants do not provide voting instructions. THEREFORE, IF YOU DO NOT SIGN, DATE, AND RETURN A VOTING INSTRUCTION FORM BY THE VOTING DEADLINE, THE TRUSTEE WILL VOTE THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT IN FAVOR OF THE COMBINATION OF LOCKHEED AND MARTIN MARIETTA AND IN FAVOR OF ALL OTHER MATTERS RELATED TO THE COMBINATION.





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Voting Deadline

         In order to be assured that your voting instructions to the Trustee will be followed, you must complete, sign, date and return your voting instruction form to the Trustee no later than 5:00 p.m. Pacific Standard Time on March 13, 1995. Please remember to return your instruction form directly to the Trustee in the enclosed envelope, rather than to Lockheed or any other party.

         If you are also a direct stockholder of Lockheed, you will receive, under separate cover, proxy materials, including a proxy card, which can be used to vote your directly-owned shares of Lockheed common stock. That proxy card cannot be used to direct the voting of shares held in the ESOPs, which can only be voted by the Trustee in accordance with instructions received from ESOP participants, as described above.

Confidentiality

         Your voting instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee, or any of its agents, disclose to Lockheed or any other party how or if you voted. You should feel free to instruct the Trustee to vote in the manner you think is best.

Questions

         If you have any questions about your voting rights under the ESOPs, the voting instruction form, or the secrecy of your vote, please contact the Trustee between the hours of 8:00 a.m. and 5:00 p.m. Pacific Standard Time at 1-800-441-1800 if you are calling from within California, or 1-800-535-3093 if you are calling from outside California.


                                        U. S. TRUST COMPANY OF CALIFORNIA, N.A.


_______________,  1995





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